Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Kingswood Acquisition Corp. (formerly known as Kingswood Global Holdings, Inc.) on Amendment No. 1 to Form S-1 [File No. 333-249437] of our report dated August 31, 2020, except for the first paragraph of Note 8 as to which the date is October 9, 2020 and the second paragraph of Note 8 as to which the date is November 5, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Kingswood Acquisition Corp. (formerly known as Kingswood Global Holdings, Inc.) as of August 21, 2020 and for period from July 27, 2020 (inception) through August 21, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

November 17, 2020